                                            Filed pursuant to Rule 424(b)(5)
                                            Registration No. 333-55090
Prospectus Supplement
(To Prospectus dated February 16, 2001)
                                  $250,000,000

                                      LOGO
                             TAMPA ELECTRIC COMPANY
                             6.875% NOTES DUE 2012
                         ------------------------------
     The notes will bear interest at 6.875% per year and will mature on June 15, 2012. We will pay interest on the notes on June 15 and December 15 of each year, beginning December 15, 2001. We may redeem some or all of the notes from time to time. The redemption prices are described on page S-5.
                         ------------------------------

                                                               Per Note          Total
                                                               --------          -----
Initial Public Offering Price (1).....................         99.578%        $248,945,000
Underwriting Discount.................................          0.650%        $  1,625,000
Proceeds to Tampa Electric Company (1)(2).............         98.928%        $247,320,000

---------------
(1) Plus accrued interest, if any, from June 25, 2001.
(2) Before deduction of expenses payable by Tampa Electric Company.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 25, 2001.
                           Sole Book-running Manager:
                         BANC OF AMERICA SECURITIES LLC
BNP PARIBAS
           SCOTIA CAPITAL
                       TD SECURITIES
                                  WESTDEUTSCHE LANDESBANK GIROZENTRALE

                                 June 20, 2001

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

     This prospectus supplement contains forward looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see "Forward Looking Statements" in the accompanying prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
PROSPECTUS SUPPLEMENT

About This Prospectus Supplement............................   S-1
Offering Summary............................................   S-2
Tampa Electric Company......................................   S-3
Recent Developments.........................................   S-3
Ratio of Earnings to Fixed Charges..........................   S-3
Use of Proceeds.............................................   S-4
Description of the Notes....................................   S-4
Underwriting................................................   S-8
Legal Matters...............................................   S-9
Experts.....................................................   S-9

PROSPECTUS

Risk Factors................................................     1
Forward Looking Statements..................................     1
The Company.................................................     1
Ratio of Earnings to Fixed Charges..........................     2
Use of Proceeds.............................................     2
Description of Debt Securities..............................     2
Plan of Distribution........................................     7
Legal Matters...............................................     8
Experts.....................................................     8
Where You Can Find More Information.........................     8

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE AND THE UNDERWRITERS HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF YOU RECEIVE ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON IT. WE AND THE UNDERWRITERS ARE NOT MAKING AN OFFER OF THESE SECURITIES, OR SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SOLICITATION IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS SUPPLEMENT.

                                OFFERING SUMMARY

Issuer........................    Tampa Electric Company.

Notes Offered.................    $250 million aggregate principal amount of
                                  6.875% Notes due 2012.

Maturity Date.................    June 15, 2012.

Interest Rate.................    The notes will bear interest at the rate of
                                  6.875% per year from the issuance date to, but excluding, June 15, 2012.

Interest Payment Dates........    June 15 and December 15, commencing on
                                  December 15, 2001. Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day immediately preceding the applicable interest payment date.

Denominations.................    $1,000 with integral multiples of $1,000.

Optional Redemption...........    The notes will be redeemable, at our option,
                                  in whole or in part from time to time, at the redemption prices described in "Description of the Notes -- Optional Redemption". The notes may not be redeemed at any time at the option of the holders.

Ranking.......................    The notes will be senior unsecured debt and
                                  will rank on a parity with our other unsecured and unsubordinated indebtedness.

Use of Proceeds...............    We will use the net proceeds from the sale of
                                  the notes to repay commercial paper and for general corporate purposes. Pending such uses, we will invest the net proceeds in short-term money market instruments.

Additional Issuances..........    We may, without the consent of the holders of
                                  the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

Form..........................    The notes will be represented by registered
                                  global securities registered in the name of Cede & Co., the partnership nominee of the depositary, The Depository Trust Company.
                                  Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants.

Trustee.......................    The Bank of New York.

                             TAMPA ELECTRIC COMPANY

     Tampa Electric, a division of Tampa Electric Company, provides electric energy and related services to over 568,000 residential, commercial and industrial customers in its West Central Florida service area covering approximately 2,000 square miles, including the City of Tampa and the surrounding areas. Tampa Electric has approximately 3,800 megawatts of generating capacity in operation, and is constructing additional capacity to serve its growing customer base. Tampa Electric is in the process of repowering an older coal-fired station to become a combined-cycle natural gas-fired facility. The repowering is expected to add 658 megawatts of generating capacity by 2004, significantly reduce emissions and enhance fuel diversity.

     Peoples Gas System, a division of Tampa Electric Company acquired in 1997, is Florida's leading provider of natural gas. With a presence in most of Florida's major metropolitan areas, it serves over 262,000 residential and commercial customers. In early 2000, it completed a major expansion to Southwest Florida to market natural gas to a previously unserved high growth area of the state. Peoples Gas System is continuing its expansion into other areas of Florida previously unserved by natural gas.

                              RECENT DEVELOPMENTS

     In May 2001, the Florida Public Service Commission opened a docket to review the impact on Tampa Electric's retail ratepayers of Tampa Electric's formation of, and participation in, the Florida Regional Transmission Organization, GridFlorida LLC. The Florida Public Service Commission Staff recommended similar reviews of Florida Power & Light Company's and Florida Power Corp.'s participation in GridFlorida LLC, in conjunction with separate, on-going regulatory proceedings involving Florida Power & Light Company and Florida Power Corp., respectively. The Florida Public Service Commission Staff has questioned the prudence of Florida investor-owned utility involvement in a regional transmission organization. On June 12, 2001, Tampa Electric, Florida Power & Light Company and Florida Power Corp. filed separate petitions with the Florida Public Service Commission requesting an expedited determination that formation of, and participation in, GridFlorida is prudent.

     Submission of testimony and exhibits is scheduled for late July 2001, with a decision by the Florida Public Service Commission expected within 90 days thereafter.

     As a result of the prudence reviews, Tampa Electric, as well as Florida Power & Light Company and Florida Power Corp. has suspended its formation and preparation efforts in regard to GridFlorida LLC pending the outcome of the Florida Public Service Commission's review.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth Tampa Electric Company's ratio of earnings to fixed charges for the periods indicated.

                           THREE MONTHS    TWELVE MONTHS                YEAR ENDED DECEMBER 31,
                              ENDED            ENDED        -----------------------------------------------
                          MARCH 31, 2001   MARCH 31, 2001    2000     1999(1)   1998(2)    1997     1996(3)
                          --------------   --------------   -------   -------   -------   -------   -------
Ratio of Earnings to
  Fixed Charges.........      3.92x            4.07x         4.14x     3.82x     4.51x     4.38x     4.40x

For the purposes of calculating these ratios, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.
---------------
(1) Includes the effect of one-time, pretax charges totaling $18.3 million recorded in the third and fourth quarters of 1999. Charges consisted of the following: $10.5 million recorded based on Florida Public Service Commission audits of Tampa Electric's 1997 and 1998 earnings, which limited Tampa Electric's equity ratio to 58.7 percent; $3.5 million to resolve litigation filed by the U.S. Environmental Protection Agency; and $4.3 million for corporate income tax settlements related to prior years' tax returns. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 4.61x for the year ended Dec. 31, 1999.

(2) Includes the effect of one-time, pretax charges totaling $16.9 million, as more fully explained in Note I to Item 8, Financial Statements and Supplementary Data of the Company's Annual Report on 10-K for the 1998 fiscal year. The effect of these charges was to reduce the ratio of earnings to fixed charges. Had these charges been excluded from the calculation, the ratio of earnings to fixed charges would have been 4.66x for the year ended Dec. 31, 1998.

(3) Amounts have been restated to reflect the merger of Peoples Gas System, Inc., with and into Tampa Electric Company.

                                USE OF PROCEEDS

     We estimate that the net proceeds (after deducting underwriting discounts and commissions and estimated offering expenses) from the offering of the 6.875% Notes Due 2012 will be approximately $247.0 million. We expect to use the net proceeds from the offering of the notes to repay commercial paper and for general corporate purposes. Pending such uses, we will invest the net proceeds in short-term money market instruments. At May 31, 2001, we had $286.5 million of commercial paper outstanding with various remaining days until maturity of 29 days or less and with interest rates ranging from 4.00% to 4.22%.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes that we are offering supplements the description of the general terms of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. Capitalized terms not defined in this prospectus supplement are defined in the indenture, dated as of July 1, 1998, as amended and supplemented by the third supplemental indenture thereto, between us and The Bank of New York as trustee.

     The following summaries of certain provisions of the indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the provisions of the indenture, which has been filed with the SEC as an exhibit to the Registration Statement of which the prospectus forms a part. The indenture provides for the issuance from time to time of various series of debt securities, including the notes. Each series may differ as to terms, including maturity, interest rate, redemption and sinking fund provisions, covenants, and events of default. For purposes of the following description, unless otherwise indicated, a business day is any day that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

GENERAL

     The notes offered hereby will be our unsubordinated and unsecured obligations and will rank equally in right of payment with all of our other unsubordinated and unsecured indebtedness. The notes will not limit other indebtedness or securities that we or any of our subsidiaries may incur or issue or contain financial or similar restrictions on us or any of our subsidiaries. The notes do not have a sinking fund. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes, may constitute a single series of notes under the indenture.

     The notes will be issued in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples of $1,000 in excess thereof. The notes will be initially issued as global securities. See "-- Book-Entry, Delivery and Form" below for additional information concerning the notes and the book-entry system. The Depository Trust Company ("DTC") will be the depositary with respect to the notes. Settlement of the sale of the notes to the underwriters will be in immediately available funds. The notes will trade in DTC's Same-Day Funds Settlement System until maturity or earlier redemption, as the case may be, and secondary market trading activity in the notes will therefore settle in immediately available funds. We will make all payments of principal and interest in immediately available funds to DTC in The City of New York.

PRINCIPAL AND MATURITY

     The notes will be limited initially to $250,000,000 in aggregate principal amount and will mature on June 15, 2012.

INTEREST

     The notes will bear interest at 6.875% per year (computed based on a 360-day year consisting of twelve 30-day months) for the period from issuance to, but excluding, June 15, 2012. Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, commencing December 15, 2001. Interest payments will be made to the persons in whose names the notes are registered on the 15th calendar day (whether or not a Business Day) immediately preceding the related interest payment date.

OPTIONAL REDEMPTION

     The notes are redeemable, in whole or in part, at any time, and at our option, at a redemption price equal to the greater of:

     - 100% of the principal amount of the notes then outstanding to be redeemed, or

     - the sum of the present values of the remaining scheduled payments of principal and interest on the notes then outstanding to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (computed based on a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker, plus, in both of the above cases, accrued and unpaid interest thereon to the redemption date.

     We will mail a notice of redemption at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the trustee will select in a fair and appropriate manner the notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

     "Adjusted Treasury Rate" means, with respect to any redemption date:

     - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, as defined below, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

     - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     The Adjusted Treasury Rate will be calculated on the third business day preceding the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (the "Remaining Life").

     "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Independent Investment Banker" means Banc of America Securities LLC and its successors, or if that firm is unwilling or unable to serve as such, an independent investment and banking institution of national standing appointed by us.

     "Reference Treasury Dealer" means:

     - Banc of America Securities LLC and its successors; provided that, if Banc of America Securities LLC ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

     - up to four other Primary Treasury Dealers selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued in the form of one or more securities in global form. Each global security will be deposited on the date of the closing of the sale of the notes with, or on behalf of DTC, and registered in the name of Cede & Co., as DTC's nominee.

     DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between those participants through electronic book-entry changes in accounts of the participants. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     We expect that under procedures established by DTC, (1) upon deposit of the global securities, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global securities and (2) ownership of such interests in the global securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global securities).

     Investors in the global securities may hold their interests directly through DTC if they are participants in that system, or indirectly through organizations which are participants in that system. All interests in a global security may be subject to the procedures and requirements of DTC. The laws of some states require that some persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global security to those persons will be limited to that extent. Because

DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and some banks, the ability of a person with beneficial interests in a global security to pledge that interest to persons that do not participate in the DTC system, or to take other actions regarding that interest, may be affected by the lack of a physical certificate evidencing those interests.

     Except as described below, owners of interests in the global securities will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of notes for any purpose.

     Payments on the global securities registered in the name of DTC or its nominee will be payable by the trustee to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the trustee will treat the persons in whose names the notes, including the global securities, are registered, as the owners for the purpose of receiving those payments and for any and all other purposes.

     Consequently, neither the trustee nor any agent of the trustee has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of beneficial ownership interests in the, global security or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global security or

     - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     DTC's current practice, upon receipt of any payment on securities such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amounts of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date. Payments by the participants and the indirect participants to the beneficial owners of the notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC will take any action permitted to be taken by a holder of the notes only at the direction of one or more participants to whose account with DTC interests in the global securities are credited and only in respect of such portion of the notes as to which the participant or participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the global securities for notes in certificated form and to distribute the notes to its participants.

     A global security is exchangeable for notes in registered certificated form if:

     - DTC notifies us that it is unwilling or unable to continue as clearing agency for the global securities or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and we fail to appoint a successor clearing agency,

     - we in our sole discretion elect to cause the issuance of definitive certificated notes, or

     - there has occurred and is continuing an event of default under the indenture.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not independently determined the accuracy thereof. We will not have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing their operations.

                                  UNDERWRITING

     Subject to the terms and conditions specified in an underwriting agreement, among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters severally has agreed to purchase from us the principal amount of the notes set forth opposite its name below. The underwriting agreement provides that the obligations of the underwriters are subject to some conditions and that the underwriters will be obligated to purchase all of the notes if any are purchased.

                                                                PRINCIPAL AMOUNT
UNDERWRITERS                                                        OF NOTES
------------                                                    ----------------
Banc of America Securities LLC..............................      $150,000,000
BNP Paribas Securities Corp. ...............................        25,000,000
Scotia Capital (USA) Inc. ..................................        25,000,000
TD Securities (USA) Inc. ...................................        25,000,000
Westdeutsche Landesbank Girozentrale........................        25,000,000
                                                                  ------------
                                                                  $250,000,000
                                                                  ============

     The underwriters propose to offer the notes to the public at the public offering price specified on the cover page of this prospectus supplement, and to the dealers at that price less a concession of no more than 0.400% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount of no more than 0.250% of the principal amount of the notes to other dealers. The public offering price, concession and discount may be changed after the offering of the notes to the public.

     The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and our performance, as well as other factors not listed here.

     We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make regarding some liabilities, including liabilities under the Securities Act of 1933.

     The underwriters, as well as dealers and agents, may purchase and sell the notes in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the notes. Syndicate short positions arise when the underwriters or agents sell more notes than we are required to sell to them in the offering. The underwriters may also impose penalty bids by which the underwriting syndicate may reclaim selling concessions allowed to either syndicate members or broker dealers who sell notes in the offering for their own account if the syndicate repurchases the notes in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

     We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

     The underwriters, and some of their affiliates, have provided, and may continue to provide, investment banking, financial advisory, commercial banking and other services to us and our affiliates and have received, and may continue to receive, customary fees in connection with those services.

     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

                                 LEGAL MATTERS

     Palmer & Dodge LLP, Boston, Massachusetts will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Tampa Electric Company for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                  $250,000,000

                                      LOGO

                             TAMPA ELECTRIC COMPANY

                             6.875% NOTES DUE 2012

                         ------------------------------
                             PROSPECTUS SUPPLEMENT
                                 JUNE 20, 2001
                         ------------------------------

                         BANC OF AMERICA SECURITIES LLC

                                  BNP PARIBAS
                                 SCOTIA CAPITAL
                                 TD SECURITIES
                      WESTDEUTSCHE LANDESBANK GIROZENTRALE

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